Exhibit 4.2

DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED

PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Khosla Ventures Acquisition Co. (“company,” “we,” “us,” or “our”) has one class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), its Class A common stock, $0.0001 par value per share. The following is a summary of the material rights of our capital stock and related provisions of the company’s second amended and restated certificate of incorporation (“charter”) and amended and restated bylaws (“bylaws”). The following description of the company’s capital stock does not purport to be complete and is subject to, and qualified in its entirey by, our charter, bylaws and registration rights agreement (“RRA”), each of which are filed as exhibits to our Annual Report on Form 10-K of which this Exhibit is a part. We encourage you to read our charter, bylaws, RRA and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) for additional information.

General

We are a Delaware corporation and our affairs are governed by our charter and the DGCL. Our charter provides that we may issue up to 200,000,000 shares of our Class A common stock, par value $0.0001 per share (“Class A common stock”), 30,000,000 shares of our Class B common stock, $0.0001 per share (“Class B common stock”) and 30,000,000 shares of our Class K common stock, par value $0.0001 per share (“Class K common stock”), as well as 1,000,000 shares of preferred stock, par value $0.0001 per share (“preferred stock”). All shares of our common stock outstanding are fully paid and non-assessable.

Common Stock

We have three series of authorized common stock: Class A common stock, Class B common stock, and Class K common stock. As of March 28, 2022, 35,490,000 shares of Class A common stock, 5,000,000 shares of Class B common stock (convertible into 6,088,235 shares of Class A common stock, subject to certain anti-dilution adjustments) and 5,000,000 shares of Class K common stock (convertible in 8,697,479 shares of Class A common stock, subject to certain anti-dilution adjustments) were issued and outstanding.

Stockholders of record are entitled to one vote for each share held (on an as-converted to Class A common stock basis) on all matters to be voted on by stockholders, provided that the shares of Class K common stock shall be non-voting except as required by law. Prior to our initial business combination, only holders of our Class B founder shares will have the right to vote on the appointment of directors. Holders of our Class K founder shares and shares of our Class A common stock sold in connection with our initial public offering (“public shares”) will not be entitled to vote on the appointment of directors during such time. In addition, prior to the completion of an initial business combination, holders of a majority of our Class B founder shares may remove a member of the board of directors for any reason. These provisions of our charter may be amended only by approval of 90% of the shares of common stock voting in an annual meeting. With respect to any other matter submitted to a vote of our stockholders, including any vote in connection with our initial business combination, except as required by law, holders of our Class B founder shares and holders of our public shares will vote together as a single class, with each share entitling the holder to one vote for each share held (on an as-converted to Class A common stock basis).

Unless specified in our charter, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of common stock that are voted is required to approve any such matter voted on by our stockholders. Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Because our charter authorizes the issuance of up to 200,000,000 shares of our Class A common stock, if we were to enter into a business combination, we may (depending on the terms of such a business combination) be required to increase the number of shares of our Class A common stock which we will be authorized to issue at the same time as our stockholders vote on the initial business combination to the extent we seek stockholder approval in connection with our initial business combination.

Our board of directors is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. In accordance with the Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. Under Section 211(b) of the DGCL, we are, however, required to hold annual meetings of stockholders for the purpose of electing directors in accordance with our bylaws, unless such election is made by written consent in lieu of such a meeting. We may not hold an annual meeting of stockholders to elect new directors prior to the completion of our initial business combination, and thus we may not be in compliance with Section 211(b) of the DGCL, which requires an annual meeting. Therefore, if our stockholders want us to hold an annual meeting prior to the completion of an initial business combination, they may attempt to force us to hold one by submitting an application to the Delaware Court of Chancery in accordance with Section 211(c) of the DGCL. Prior to the completion of an initial business combination, any vacancy on the board of directors may be filled by a nominee chosen by holders of a majority of our founder shares. In addition, prior to the completion of an initial business combination, holders of a majority of our founder shares may remove a member of the board of directors for any reason.

We will provide our public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the completion of our initial business combination, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then outstanding public shares, subject to the limitations described herein. The amount in the trust account is initially anticipated to be $10.00 per public share. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting fees payable we will pay to the underwriters. The redemption rights will include the requirement that a beneficial owner must identify itself in order to validly redeem its shares. Our sponsor, directors and each member of our management team have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and any public shares held by them in connection with (i) the completion of our initial business combination and (ii) a stockholder vote to approve an amendment to our charter that would affect the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we have not completed an initial business combination within the period until March 8, 2023 (24 months from the closing of our initial public offering (“IPO”)), or until June 8, 2023 (27 months from the closing of our IPO) if we have executed a letter of intent, agreement in principle or definitive agreement for an initial business combination by March 8, 2023 (the “combination period”). Unlike many blank check companies that hold stockholder votes and conduct proxy solicitations in conjunction with their initial business combinations and provide for related redemptions of public shares for cash upon completion of such initial business combinations even when a vote is not required by law, if a stockholder vote is not required by applicable law or stock exchange rule and we do not decide to hold a stockholder vote for business or other reasons, we will, pursuant to our charter, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing our initial business combination. Our charter requires these tender offer documents to contain substantially the same financial and other information about the initial business combination and the redemption rights as is required under the SEC’s proxy rules. If, however, a stockholder approval of the transaction is required by applicable law or stock exchange rule, or we decide to obtain stockholder approval for business or other reasons, we will, like many blank check companies, offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If we seek stockholder approval, we will complete our initial business combination only if a majority of the shares of common stock voted are voted in favor of our initial business combination. However, the participation of our sponsor, officers, directors, advisors or their respective affiliates in privately-negotiated transactions, if any, could result in the approval of our initial business combination even if a majority of our public stockholders vote, or indicate their intention to vote, against such initial business combination. For purposes of seeking approval of the majority of our outstanding common stock, non-votes will have no effect on the approval of our initial business combination once a quorum is obtained.

If we seek stockholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, our charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in our IPO without our prior consent (“Excess Shares”). However, we would not be restricting our stockholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination. Our stockholders’ inability to redeem the Excess Shares will reduce their influence over our ability to complete our initial business combination, and such stockholders could suffer a material loss in their investment if they sell such Excess Shares on the open market.

Additionally, such stockholders will not receive redemption distributions with respect to the Excess Shares if we complete our initial business combination. And, as a result, such stockholders will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares would be required to sell their shares in open market transactions, potentially at a loss.

If we seek stockholder approval in connection with our initial business combination, pursuant to the terms of a letter agreement entered into with us, our sponsor, directors and each member of our management team have agreed to vote their founder shares and any public shares purchased during or after our IPO, in favor of our initial business combination. As a result, in addition to our initial stockholders’ founder shares and private placement shares, we would need 14,255,001, or 41.3% (assuming all issued and outstanding shares are voted), of the 34,500,000 public shares sold in our IPO to be voted in favor of an initial business combination in order to have our initial business combination approved. Additionally, each public stockholder may elect to redeem its public shares irrespective of whether they vote for or against the proposed transaction.

Pursuant to our charter, if we have not completed an initial business combination within the combination period, we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Our sponsor and members of our management team have entered into letter agreements with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if we do not complete an initial business combination within the combination period. However, if our sponsor or members of our management team acquire public shares in or after our IPO, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we do not complete our initial business combination within the combination period.

In the event of a liquidation, dissolution or winding up of the company after a business combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that we will provide our public stockholders with the opportunity to redeem their public shares for cash at a per share price equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then outstanding public shares, upon the completion of our initial business combination, subject to the limitations described herein.

Founder Shares

The founder shares are designated as Class B common stock and Class K common stock and, except as described below, are identical to the public shares sold in our IPO, and holders of founder shares have the same stockholder rights as public stockholders, except that: (i) the founder shares are subject to certain transfer restrictions, as described in more detail below, (ii) our sponsor, officers and directors have entered into letter agreements with us, pursuant to which they have agreed (A) to waive their redemption rights with respect to their founder shares and any public shares held by them in connection with the completion of our initial business combination, (B) to waive their redemption rights with respect to their founder shares and any public shares held by them in connection with a stockholder vote to approve an amendment to our charter that would affect the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we have not completed an initial business combination within the combination period or with respect to any other provisions relating to stockholders’ rights or pre-initial business combination activity and (C) to waive their rights to liquidating distributions from the trust account with respect to its founder shares if we do not complete an initial business combination within the combination period, although it will be entitled to liquidating distributions from the trust account with respect to any public shares it holds if we do not complete our initial business combination within such time period, (iii) the Class B founder shares will automatically convert into Class A common stock on the first business day following the completion of our initial business combination as described herein and in our charter (iv) the Class K founder shares will be non-voting and will convert into shares of Class A common stock after our initial business combination, as described herein, but only to the extent certain triggering events occur prior to the 10th anniversary of our initial business combination including three equal triggering events based on our stock trading at $30.00, $40.00 and $50.00 per share following the first anniversary of the closing of our initial business combination and also upon specified strategic transactions, and (v) prior to the completion of our initial business combination, only our Class B founder shares will have the right to vote on the election of our directors. If we submit our initial business combination to our public stockholders for a vote, our initial stockholders and each member of our management team have agreed to vote their founder shares and any public shares purchased during or after our IPO in favor of our initial business combination.

The Class B founder shares will automatically convert into shares of our Class A common stock on the first business day following the completion of our initial business combination at a ratio such that the number of shares of Class A common stock issuable upon conversion of all Class B founder shares will equal, in the aggregate on an as-converted basis, 15% of the sum of (i) the total number of all shares of Class A common stock issued and outstanding upon completion of our IPO, plus (ii) the total number of shares of Class A common stock issued or deemed issued or issuable upon conversion of the Class B founder shares plus (iii) unless waived by our sponsor, the total number of shares of Class A common stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities (as defined herein) or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial business combination, excluding (x) any shares of Class A common stock or equity-linked securities exercisable for or convertible into shares of Class A common stock issued, deemed issued, or to be issued, to any seller in the initial business combination, (y) any shares of Class A common stock issuable upon conversion of the Class K founder shares and (z) any private placement shares.

The shares of Class K common stock will be convertible into shares of Class A common stock at a ratio such that the aggregate number of shares of Class A common stock issuable upon conversion of all founder shares (including both Class B founder shares and Class K founder shares) would equal, in the aggregate on an as-converted basis, 20%, 25% or 30% (based on varying triggers as discussed in more detail below) of the sum of (i) the total number of all shares of Class A common stock issued and outstanding upon completion of our IPO, plus (ii) the total number of shares of Class A common stock issued or deemed issued or issuable upon conversion of the Class B founder shares and Class K founder shares plus (iii) unless waived by our sponsor, the total number of shares of Class A common stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities (as defined herein) or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial business combination, excluding (x) any shares of Class A common stock or equity-linked securities exercisable for or convertible into shares of Class A common stock issued, deemed issued, or to be issued, to any seller in the initial business combination and (y) any private placement shares.

If between the one year anniversary of our initial business combination and the ten year anniversary of our initial business combination the closing price of our shares of Class A common stock equals or exceeds one or more of the share targets described below, one-third of the shares of Class K common stock for each such target achievement will automatically convert into shares of Class A common stock at the 20%, 25% and 30% conversion ratios described above (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like):

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20% at $30.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30- trading day period (the “First Price Vesting”);

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25% at $40.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30- trading day period (the “Second Price Vesting”); and

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30% at $50.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30- trading day period (the “Third Price Vesting”).

For example, if fifteen months following the consummation of our initial business combination the closing price of our shares of Class A common stock equals or exceeds $40.00 but does not exceed $50.00 for 20 trading days within a 30-trading day period, both the First Price Vesting and Second Price Vesting target achievements will be met, resulting in two-thirds of the shares of Class K common stock converting into a number of shares of Class A common stock that, together with the Class A common stock issued or issuable upon conversion of the

Class B founder shares, would represent 25% of (i) the total number of all shares of Class A common stock issued and outstanding upon completion of our IPO, plus (ii) the total number of shares of Class A common stock issued that would, based on these triggers, be issuable upon conversion of the Class B founder shares and Class K founder shares plus (iii) unless waived by our sponsor, the total number of shares of Class A common stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities (as defined herein) or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial business combination, excluding (x) any shares of Class A common stock or equity-linked securities exercisable for or convertible into shares of Class A common stock issued, deemed issued, or to be issued, to any seller in the initial business combination and (y) any private placement shares.

In the event of any liquidation, merger, share exchange, reorganization or other similar transaction consummated after our initial business combination (“Strategic Transaction”) and before the one-year anniversary of our initial business combination that results in all of our public stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property at an effective price of at least $15.00 per share of Class A common stock (a “Qualifying Strategic Transaction”), all of the Shares of Class K common stock will convert into shares of Class A common stock at a ratio such that the sum of the number of shares of Class A common stock issuable upon conversion of the Class B founder shares plus the number of shares of Class A common stock issuable upon conversion of all of the shares of Class K common stock will equal, in the aggregate, on an as-converted basis, 20% (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) of the sum of the total number of shares of Class A common stock issued and outstanding upon the consummation of our IPO, including the shares of Class A common stock issuable upon conversion of the Class B founder shares and the shares of Class A common stock issuable upon conversion of the shares of Class K common stock that are converting, plus (unless waived by our sponsor) the sum of the total number of shares of Class A common stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities (as defined herein) or rights issued or deemed issued by the Company in connection with or in relation to the consummation of the initial business combination (net of any redemptions of shares of Class A common stock by public stockholders), excluding the private placement shares and any shares of Class A common stock or equity-linked securities exercisable for or convertible into shares of Class A common stock issued, deemed issued, or to be issued, to any seller in the initial business combination.

In the event of any Strategic Transaction occurring after the one year anniversary of our initial business combination that results in all of our public stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property with an effective price of at least $10.00 per share of Class A common stock, all of the then-outstanding shares of Class K common stock will automatically convert into shares of Class A common stock at the conversion ratios described above (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like), with the applicable aggregate percentage of founder shares to be determined as follows:

•	if (and only if) the First Price Vesting shall not have occurred prior to or in connection with such Strategic Transaction and the effective price of the Strategic

Transaction is greater than $20.00 per share and less than or equal to $30.00 per share, the applicable aggregate percentage of founder shares would be equal to (i) 15% plus (ii) the product of 5% multiplied by a fraction, the numerator of which is equal to $30.00 minus the effective price of the Strategic Transaction and the denominator of which is $10.00 (each as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like);

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if (and only if) the Second Price Vesting shall not have occurred prior to or in connection with such Strategic Transaction and the effective price of the Strategic Transaction is greater than $30.00 per share and less than or equal to $40.00 per share, the applicable aggregate percentage of founder shares would be equal to (i) 20% plus (ii) the product of 5% multiplied by a fraction, the numerator of which is equal $40.00 minus to the effective price of the Strategic Transaction and the denominator of which is $10.00 (each as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like);

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if (and only if) the Third Price Vesting shall not have occurred prior to or in connection with such Strategic Transaction and the effective price of the Strategic Transaction is greater than $40.00 per share and less than or equal to $50.00 per share (a “Third Strategic Transaction Price Vesting Event”), the applicable aggregate percentage of founder shares would be equal to (i) 25% plus (ii) the product of 5% multiplied by a fraction, the numerator of which is equal to $50.00 minus the effective price of the Strategic Transaction and the denominator of which is $10.00 (each as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like); and

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if (and only if) the Third Price Vesting shall not have occurred prior to or in connection with such Strategic Transaction and the effective price of the Strategic Transaction is greater than $50.00, then the applicable aggregate percentage of founder shares would be equal to 30%.

All shares of Class K common stock that are issued and outstanding on the 10th anniversary of our initial business combination will be automatically forfeited.

Except as described herein, our sponsor and our directors and executive officers have agreed not to transfer, assign or sell (i) any of their Class B founder shares (and any shares of our Class A common stock issuable upon conversion thereof) until the earlier to occur of: (A) one year after the completion of our initial business combination or (B) subsequent to our initial business combination, (x) if the last sale price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property and (ii) any of their shares of Class K common stock for any reason, other than to specified permitted transferees or subsequent to our initial business combination in connection with a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property; provided, that any shares of Class A common stock issued upon conversion of any shares of Class K common stock will not be subject to such restrictions on transfer. We refer to such transfer restrictions as the lock-up. Our officers and directors are owners of our sponsor and, accordingly, will indirectly be subject to the lock-up.

Prior to our initial business combination, only holders of our Class B founder shares will have the right to vote on the appointment of directors. Holders of our Class K founder shares or public shares will not be entitled to vote on the appointment of directors during such time. In addition, prior to the completion of an initial business combination, holders of a majority of our Class B founder shares may remove a member of the board of directors for any reason. These provisions of our charter may only be amended by approval of a majority of a majority of our Class B common stock voting in an annual meeting. With respect to any other matter submitted to a vote of our stockholders, including any vote in connection with our initial business combination, except as required by law, holders of our founder shares and holders of our public shares will vote together as a single class, with each share entitling the holder to one vote. The shares of Class K common stock will be non-voting.

Preferred Stock

Our charter authorizes 1,000,000 shares of preferred stock and provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors is able to, without stockholder approval, issue shares of preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue shares of preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no shares of preferred stock issued and outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot make any assurances that we will not do so in the future.

Private Placement Shares

The private placement shares are not transferable, assignable or salable until 30 days after the completion of our initial business combination (except pursuant to limited exceptions to our officers and directors and other persons or entities affiliated with the initial purchasers of the private placement shares) and they are not redeemable by us so long as they are held by our sponsor or its permitted transferees (except as otherwise set forth herein). If the private placement shares are held by holders other than our sponsor or its permitted transferees, the private placement shares will be redeemable by us in all redemption scenarios.

Forward-purchase Shares

We have entered into a forward-purchase agreement pursuant to which our sponsor and any successor or assigns of our sponsor, if any (the “Khosla Entities”), have agreed to purchase an aggregate of up to 2,500,000 forward-purchase shares for $10.00 per share, or an aggregate maximum amount of $25,000,000, in a private placement that will close simultaneously with the closing of our initial business combination. The Khosla Entities will purchase a number of forward-purchase shares that will result in gross proceeds to us necessary to enable us to consummate our initial business combination and pay related fees and expenses, after first applying amounts available to us from the trust account (after paying the deferred underwriting discount and giving effect to any redemptions of public shares) and any other financing source obtained by us for such purpose at or prior to the consummation of our initial business combination, plus any additional amounts mutually agreed by us and the Khosla Entities to be retained by the post-business combination company for working capital or other purposes. The Khosla Entities’ obligation to purchase forward-purchase shares will, among other things, be conditioned on the business combination (including the target assets or business, and the terms of the business combination) being reasonably acceptable to the Khosla Entities and on a requirement that such initial business combination is approved by a unanimous vote of our board of directors. In determining whether a target is reasonably acceptable to the Khosla Entities, we expect that the Khosla Entities would consider many of the same criteria as we will consider but will also consider whether the investment is an appropriate investment for the Khosla Entities.

The forward-purchase shares would be identical to the public shares sold in our IPO, except the forward-purchase shares would be subject to transfer restrictions and certain registration rights, as described herein. The Khosla Entities would have the right to transfer their respective obligations to purchase the forward-purchase securities to third parties, subject to compliance with applicable securities laws.

The forward-purchase agreement also provides that the Khosla Entities and any forward transferees would be entitled to certain registration rights with respect to their forward-purchase shares. The Khosla Entities’ commitment to purchase forward-purchase shares pursuant to the forward-purchase agreement is intended to provide us with a minimum funding level for our initial business combination. To the extent that the amounts available from the trust account and other financing are sufficient for such cash requirements, the Khosla Entities may purchase less than 2,500,000 forward-purchase shares. The proceeds from the sale of the forward-purchase shares may be used as part of the consideration to the sellers in the initial business combination, expenses in connection with our initial business combination or for working capital in the post-transaction company. Subject to the conditions in the forward-purchase agreement, the purchase of the forward-purchase shares will be a binding obligation of the Khosla Entities, regardless of whether any shares of Class A common stock are redeemed by our public stockholders in connection with our initial business combination.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial conditions subsequent to completion of a business combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of our board of directors at such time.

Our Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its role as transfer agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any claims and losses due to any gross negligence or intentional misconduct of the indemnified person or entity.

Our Charter

Our charter contains provisions designed to provide certain requirements and restrictions that will apply to us until the completion of our initial business combination. These provisions cannot be amended without the approval of the holders of 65% of our common stock. Our initial stockholders and their permitted transferees, if any, who will collectively beneficially own 15% of our outstanding shares of common stock immediately following the completion of our IPO (excluding private placement shares and forward-purchase shares), will participate in any vote to amend our charter and will have the discretion to vote in any manner they choose. Specifically, our charter provides, among other things, that:

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If we have not completed an initial business combination within the combination period, we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law;

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Prior to or in connection with our initial business combination, we may not issue additional securities that would entitle the holders thereof to (i) receive funds from the trust account or (ii) vote on our initial business combination or on any other proposal presented to stockholders prior to or in connection with the completion of an initial business combination;

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Although we do not intend to enter into a business combination with a target business that is affiliated with our sponsor, our directors or our executive officers, we are not prohibited from doing so, and in the event we enter into such a transaction, we, or a committee of independent directors, will obtain an opinion from either an independent investment banking firm that is a member of FINRA or an independent accounting firm that our initial business combination is fair to our company from a financial point of view;

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Furthermore, in the event that we seek such a business combination, we expect that the independent members of our board of directors would be involved in the process for considering and approving the transaction;

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If a stockholder vote on our initial business combination is not required by applicable law or stock exchange rule and we do not decide to hold a stockholder vote for business or other reasons, we will offer to redeem our public shares pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, and will file tender offer documents with the SEC prior to completing our initial business combination which contain substantially the same financial and other information about our initial business combination and the redemption rights as is required under Regulation 14A of the Exchange Act;

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In accordance with Nasdaq rules, our initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the trust account (excluding the amount of deferred underwriting discounts held in trust and taxes payable on the income earned on the trust account) at the time of the agreement to enter into the initial business combination;

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If our stockholders approve an amendment to our charter that would affect the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete an initial business combination within the combination period, or with respect to any other provisions relating to stockholders’ rights or pre-initial business combination activity, we will provide our public stockholders with the opportunity to redeem all or a portion of their Class A common stock upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then outstanding public shares, subject to the limitations described herein; and

•	We will not effectuate our initial business combination with another blank check company or a similar company with nominal operations.

In addition, our charter provides that under no circumstances will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001.

Certain Anti-Takeover Provisions of Delaware Law and our Charter and Bylaws

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

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after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

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on or subsequent to the date of the transaction, the initial business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Special meeting of stockholders

Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our Chief Executive Officer.

Exclusive forum for certain lawsuits

Our charter requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware, except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. If an action is brought outside of

Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for any action arising under the Securities Act. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Our charter provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Advance notice requirements for stockholder proposals and director nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Action by written consent

Any action required or permitted to be taken by our common stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to our Class B common stock.

Class B Common Stock Consent Right

For so long as any shares of our Class B common stock remain outstanding, we may not, without the prior vote or written consent of the holders of a majority of the shares of our Class B common stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of our charter whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B common stock. Any action required or permitted to be taken at any meeting of the holders of our Class B common stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our Class B common stock were present and voted.

Securities Eligible for Future Sale

We have 40,490,000 shares of common stock issued and outstanding, including 35,490,000 shares of Class A common stock and 5,000,000 shares of Class B common stock, and excluding an aggregate of 5,000,000 shares of Class K common stock held by the Sponsor that are subject to forfeiture to the extent that the Company does not achieve certain market price criteria for Class A shares. Of these shares, the 34,500,000 shares of our Class A common stock sold in our IPO are freely tradable without restriction or further registration under the Securities Act, except for any Class A common stock purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the outstanding founder shares (on an as-converted basis, up to 14,785,714 founder shares) and all of the outstanding private placement shares (990,000 private placement shares) are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. These restricted securities will be subject to registration rights as more fully described below under “— Registration Rights.”

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of common stock then outstanding, or 404,900 shares; or

•	the average weekly reported trading volume of shares of our Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; and

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the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial stockholders will be able to sell their founder shares and private placement shares, as applicable, pursuant to Rule 144 without registration one year after we have completed our initial business combination.

Registration Rights

The holders of the founder shares, private placement shares and forward-purchase shares will be entitled to registration rights pursuant to the RRA. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination. However, the RRA provides that we will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period, which occurs (i) in the case of the founder shares, as described in the following paragraph, and (ii) in the case of the private placement shares, 30 days after the completion of our initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Except as described herein, our sponsor, officers and directors have agreed not to transfer, assign or sell any of their founder shares until the earlier to occur of: (A) one year after the completion of our initial business combination or (B) subsequent to our initial business combination , (x) if the last sale price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Listing of Securities

Our Class A common stock is listed on Nasdaq under the symbol “KVSA.”